UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2023

AEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39699	37-1827430
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One Park Place, Suite 200, Dublin, California	94568
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 400-4366

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIDR	The Nasdaq Stock Market LLC
Warrants to receive one share of Common Stock	LIDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 12, 2023, the Company held a Special Meeting of Stockholders (the “Meeting”). Present in person or by proxy at the Meeting were shares of common stock representing 146,599,005 votes, or approximately 78.5% of the 186,864,019 shares outstanding and entitled to vote as of the record date of October 25, 2023.

At the Meeting, the Company’s stockholders approved the following proposal, which was described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 31, 2023. The final voting result for the proposal submitted to a stockholder vote at the Meeting is as follows:

Proposal One – to approve a series of ten alternative potential amendments to the Company’s Second Amended and Restated Certificate of Incorporation, as amended, to authorize the Company’s Board of Directors to effect a reverse stock split of the issued shares of our common stock, at ratios of one share of common stock for each multiple of five issued shares of our common stock between and including five and fifty, which ratio to become effective as determined by the Board of Directors if the Board of Directors subsequently determines to proceed with the reverse stock split:

For	Against	Abstain
127,377,874	9,173,789	10,047,342

The Company did not present Proposal Two (approval of a proposal to adjourn the Meeting to a later date or time, if necessary, to solicit additional proxies if there were not sufficient votes at the time of the Meeting to approve Proposal One) at the Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEye, Inc.

Dated: December 13, 2023
	By:	/s/ Andrew S. Hughes
Andrew S. Hughes
Senior Vice President, General Counsel & Corporate Secretary